Staffing 360 Solutions Executes Agreement to Acquire
Initio International Holdings Limited

Strategic Acquisition Elevates Staffing 360’s Presence in the High-Growth International Staffing Industry

New York, NY – December 10, 2013 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of international staffing services in IT, financial, accounting, healthcare, and cybersecurity industries, announced today that it executed a Share Purchase Agreement to acquire Initio International Holdings Limited, and its respective subsidiaries. Initio generated approximately $75 million in revenues during 2012. Closing of the acquisition is expected to occur on or about January 3, 2014.

Initio is full-service staffing company with established brands in the United Kingdom and United States. Pursuant to the terms of the agreement, Staffing 360 Solutions will acquire all the issued and outstanding stock of Initio and it will become a wholly owned subsidiary of the Company. As a result of the acquisition, Brendan Flood, Chairman of Initio, will assume the position of Executive Chairman of the Board of Directors of Staffing 360 Solutions. Included in Mr. Flood’s extensive staffing history are positions as former CFO of the Americas for Monster Worldwide, Inc., which generated approximately $1.8 billion of annualized revenue during 2002, and CFO/COO of Hudson Global, Inc. (Nasdaq: HSON).

“Our acquisition of Initio will be a landmark event in our corporate history,” stated Allan Hartley, Chief Executive Officer of Staffing 360 Solutions. “Not only does it demonstrate our ability to deliver accretive acquisitions from our pipeline, Initio boosts our overall size and scale by a significant margin, expands our cross-border presence in Europe, and brings decades of industry expertise by combining our executive management teams into a publicly traded vehicle. Initio is a highly synergistic complement to Staffing 360 Solutions’ strategic growth plans as we join forces in the industry.”

Initio is full-service staffing company with established brands in the United Kingdom and United States. Pursuant to the terms of the agreement, Staffing 360 Solutions will acquire all the issued and outstanding stock of Initio and it will become a wholly owned subsidiary of the Company. As a result of the acquisition, Brendan Flood, Chairman of Initio, will assume the position of Executive Chairman of the Board of Directors of Staffing 360 Solutions. Included in Mr. Flood’s extensive staffing history are positions as former CFO of the Americas for Monster Worldwide, Inc., which generated approximately $1.8 billion of annualized revenue during 2002, and CFO/COO of Hudson Global, Inc. (a NASDAQ listed company).

“We are thrilled with the opportunity to join the Staffing 360 Solutions team and take this company to the next level,” stated Brendan Flood, Chairman and CEO of Initio. “With my background as former CFO of the Americas for Monster Worldwide, Inc. and a key architect in the Initial Public Offering and NASDAQ listing of Hudson Global, Inc., a major international staffing organization, I know what it takes to lead publicly listed companies and grow them into highly successful global enterprises. Our strategic vision is to do the same for Staffing 360 Solutions as we expand our global footprint and maximize growth potential, both in the United States and around the world. We believe that Staffing 360’s publicly stated objective of $300 million in revenues over the several years is highly achievable.”

Additional management changes at close of the Initio acquisition include Matt Briand, the current President and CEO of Monroe Staffing Services, LLC, a subsidiary of Initio, assuming the position of Co-CEO of Staffing 360 Solutions, and Allan Hartley, our current CEO, assuming the position of Co-CEO along with Mr. Briand.

“This acquisition represents a major inflection point for Staffing 360,” commented A.J. Cervantes, President of Staffing 360 Solutions. “The pure size of the Initio acquisition, which represents approximately $75 million in fiscal 2012 revenues, combined with our existing operations places us in the top 30 public staffing companies in the United States. As we continue to extend our reach in countries around the globe, we look forward to relaying our exciting developments and important milestones, all while maintaining a steadfast commitment to growth in revenue, earnings and ultimately shareholder value.”

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions. Staffing 360’s latest acquisition agreement with Initio represents a key validator of this strategy’s successful implementation.

About Initio International Holdings Limited

Initio International Holdings Limited is a UK domiciled full-service staffing company with established brands in the UK and United States. Initio’s UK division, Longbridge, was established in 1989 and is an international multi-sector recruitment company, with a long history of success catering to the sales & marketing, technology, legal and IT solutions sectors. Adding to its breadth of services, Initio’s US division, Monroe Staffing, was established in 1969 and is a full-service consulting and staffing agency serving companies ranging from Fortune 100 to new startup organizations. Monroe has over 13 offices throughout Connecticut, Massachusetts, Rhode Island, New Hampshire and North Carolina. For more information, please visit: www.initiointernational.com

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

A.J. Cervantes, President

Staffing 360 Solutions, Inc.

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com